Exhibit 99.1

             Tanox Reports Second Quarter 2003 Financial Results



    HOUSTON, Aug. 4 /PRNewswire-FirstCall/ -- Tanox, Inc. (Nasdaq: TNOX) today announced quarterly financial results for the quarter ended June 30, 2003.

The Company reported a net income of $8.9 million or $0.20 per share compared to a net loss of $5.6 million or $0.13 per share for the second quarter of

2002.

    On June 20, 2003, the U.S. Food and Drug Administration (FDA) approved the

IgE-blocker Xolair(R) (Omalizumab) For Subcutaneous Use, for the treatment of moderate-to-severe persistent asthma in adults and adolescents.  As a result of that approval, Tanox received $20 million in milestone payments from

Genentech, Inc. and Novartis Pharma AG in July 2003.

    Revenues for the three months ended June 30, 2003 were $14.8 million compared to $153,000 for the same period in 2002.  The $14.8 million in revenue that was earned in the second quarter of 2003 upon the FDA approval was net of $5.3 million accrued as payments which may be due to our former attorneys under a contested arbitration ruling.  Research and development expenses decreased to $5.4 million in the second quarter of 2003 from

$5.7 million for the second quarter of 2002 due to reduced personnel-related and clinical trial costs.  General and administrative expenses decreased to

$1.8 million for the second quarter of 2003 from $2.0 million for the same period in 2002, primarily due to decreased personnel-related costs which were partially offset by increased litigation costs.

    Other income was $1.2 million for the three months ended June 30, 2003 as compared to $1.9 million for the same period in the prior year.  The decrease in 2003 is primarily the result of decreased interest income due to lower interest rates and decreased average cash and investment balances during the

2003 period.

    As of June 30, 2003, Tanox had $215.8 million in cash and investments

(including restricted amounts of $14.7 million), compared to $228.0 million

(including restricted amounts of $14.4 million) at December 31, 2002.

    Nancy T. Chang, Tanox's Chairman and Chief Executive Officer, said, "The

FDA approval of Xolair represents a critical milestone in the development of

Tanox as a company.  Income from Xolair sales will greatly assist Tanox in building the pipeline and infrastructure needed to become a fully integrated and profitable biopharmaceutical company."  Xolair is the first humanized therapeutic antibody for the treatment of asthma and the first approved therapy designed to target the antibody IgE, a key underlying cause of the symptoms of allergic asthma.



    About Tanox

    Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology.  The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system.  In June 2003, the U.S.

Food and Drug Administration approved Xolair for treatment of adults and adolescents (12 years of age and above) with moderate-to-severe persistent asthma who have a positive skin test or in vitro reactivity to a perennial aeroallergen and whose symptoms are inadequately controlled with inhaled corticosteroids.  Xolair, Tanox's first approved drug, is an anti-

immunoglobulin E, or anti-IgE, antibody that was developed under a collaboration agreement among Genentech, Inc., Novartis Pharma AG and Tanox,

Inc.



    Statements in this press release regarding Xolair and Tanox's receipt of income from Xolair sales are forward-looking statements and are subject to a number of uncertainties that may cause actual events or results to differ materially from those suggested in the forward-looking statements.  Factors that could affect actual events or results include performance by the

Company's collaboration partners who have responsibility for commercializing

Xolair and general market acceptance of Xolair.



    This release and other information about Tanox, Inc. can be found on the

World Wide Web at http://www.tanox.com .

                                 TANOX, INC.

                 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     (In thousands except per share data)



     Summary of Operations

       (unaudited)

                                                       Three Months Ended

                                                            June 30,

                                                      2003           2002



    Development agreements and license fees          $14,773           $153

    Operating expenses:

      Research and development                         5,425          5,732

      General and administrative                       1,841          2,000

      Restructuring charge                               ---            (89)

    Total operating expenses                           7,266          7,643

    Income (loss) from operations                      7,507         (7,490)

    Interest and other income/expense                  1,186          1,899

    Income (loss) before income tax benefit            8,693         (5,591)

    Income tax benefit                                  (228)           ---



    Net income (loss)                                 $8,921        $(5,591)



    Basic earnings (loss) per share                    $0.20         $(0.13)

    Diluted earnings (loss) per share                  $0.20         $(0.13)



    Shares used in computing earnings (loss) per share:

    Basic                                             43,785         44,173

    Diluted                                           44,324         44,173





     Summary Balance Sheet Information

                                                    June 30,     December 31,

                                                      2003           2002

                                                  (Unaudited)



    Assets:

    Cash, cash equivalents and investments*         $215,805       $227,990

    Property and equipment (net)                      18,472         19,197

    Other assets                                      23,767          4,024

      Total assets                                  $258,044       $251,211



    Liabilities and Stockholders Equity:

    Accounts payable and accrued liabilities         $14,327        $10,695

    Notes Payable - long term                         15,000         15,000

    Stockholders' equity                             228,717        225,516

      Total liabilities and stockholders' equity    $258,044       $251,211



    *  includes restricted cash and investments of $14,705 and $14,441 at

       June 30, 2003 and December 31, 2002, respectively.



SOURCE  Tanox, Inc.

    -0-                             08/04/2003

    /CONTACT:  Ashraf Hanna, Ph.D., M.D., Vice President of Strategic

Planning, or Michelle DeSantis, Corporate Communications Specialist, both of

Tanox, Inc., +1-713-578-4444/

    /Web site:  http://www.tanox.com /

    (TNOX)



CO:  Tanox, Inc.

ST:  Texas

IN:  HEA MTC BIO

SU:  ERN